EXHIBIT 99.3
OPTION AGREEMENT
This Option Agreement (this “Agreement”) dated as of October 27, 2009 to be effective as of October 28, 2009, is by and among Frank Antonacci (“Optionee”) and William P. & Heather H. Esping Children’s Trust (“Trust”), JBJ Lending Company (“JBJ”), JEK Sep/Property, LP (“JEK”) and Eminence Interests, LP (“Eminence”) (Trust, JBJ, JEK and Eminence are collectively referred to herein as “Seller”).
WITNESSETH
WHEREAS, Seller currently owns, beneficially and of record, 1,120,014 shares of common stock of WCA Waste Corporation (the “Company”), a Delaware corporation (the “Seller Shares”); and
WHEREAS, Seller has agreed to grant Optionee an option to purchase up to 120,000 of the Seller Shares (the “Optioned Securities”); and
WHEREAS, Optionee has agreed to accept the Option (as hereinafter defined) on the terms and conditions hereinafter set forth; and
WHEREAS, Optionee desires to have the ability to purchase, and Seller desires to sell, the Optioned Securities on the terms and conditions hereinafter set forth; and
NOW, THEREFORE, in consideration of $1.00 and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:
1. Terms and Conditions of Option.
1.1 Option. Seller hereby grants Optionee (or such person or entity as shall be designated by Optionee) an irrevocable, exclusive right and option to purchase up to all of the Optioned Securities, subject to the terms and conditions contained in this Agreement (the “Option”).
The Option shall be exercisable during the Option Term (as hereinafter defined). The exercise price for the Optioned Securities shall equal $4.25 per share (the “Exercise Price”) and the Exercise Price shall be due and payable, in cash in full for the Optioned Securities exercised. The “Option Term” shall mean the period beginning on the date hereof and ending on December 24, 2009. Optionee may elect, in his sole and unfettered discretion, subject to the conditions set forth herein to exercise or not exercise the Option, in whole or in part, at any time during the Option Term.
1.2 Exercise of Option.
(a) In order to exercise the Option, Optionee must deliver to Seller, on or prior to the last day of the Option Term, (i) written notice of his desire to exercise the Option, or any portion thereof (the “Option Exercise Notice”) by registered mail or by overnight courier, (ii) the aggregate Exercise Price, and (iii) if required, the written representation and/or other information described in Section 3 below.
(b) Seller will deliver to the Company’s transfer agent and registrar the certificates representing the total Optioned Securities exercised pursuant to Section 1.2(a), together with an assignment and/or stock power with instructions to deliver to the Optionee one or more certificates representing the total Optioned Securities exercised, in such denomination and registered in such name or names as Optionee shall have specified to the Seller. The Seller represents and warrants to Optionee that upon receipt of the Exercise Price the Seller will transfer to Optionee, good and marketable title to the Optioned Securities exercised free and clear of all liens, claims and encumbrances of any kind within five business days of receipt of the Option Exercise Notice.

(c) The Option Exercise Notice shall be deemed to have been delivered (A) by facsimile to Seller upon confirmation of receipt by the Optionee, (B) five business days after being mailed by registered mail (return receipt requested and postage prepaid) to the recipient or (C) one business day after being sent by overnight courier (receipt confirmation requested).
(d) The unexercised portion, if any, of the Option shall automatically terminate and become null and void on at 11:59 p.m. on December 24, 2009.
2. Representations and Warranties of Seller. Each Seller represents and warrants to Optionee on the date hereof as follows:
2.1 Ownership of Optioned Securities. Such Seller is the owner of the Optioned Securities, has good and marketable title to the Optioned Securities and the Optioned Securities are not subject to any mortgage, pledge, encumbrance, security interest or other lien. There are no contractual restrictions on the transfer of any of the Optioned Securities. Such Seller’s sale of the Optioned Securities will not violate any agreement that is binding on such Seller. Such Seller is not a party to any agreement, written or oral, creating rights in respect to the Optioned Securities in any third person or relating to the voting of the Optioned Securities. There are no existing warrants, options, stock purchase agreements, redemption agreements, calls or rights to subscribe of any character relating to the Optioned Securities.
2.2 Authorization, etc. Such Seller has the power, competence, capacity and authority to execute and deliver this Agreement and to carry out the transactions contemplated hereby. This Agreement has been duly executed and delivered by such Seller. This Agreement constitutes a legal, valid and binding agreement of such Seller, assuming the due execution of the Agreement by Optionee, enforceable against such Seller in accordance with its terms, except that (i) such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.
2.3 No Conflict. The execution of this Agreement and the consummation of the transactions contemplated hereby do not and will not (a) constitute a breach or default under any agreement or instrument to which such Seller is a party, or (b) violate any order, writ, injunction or decree of any court, administrative agency or governmental body applicable to such Seller, or (c) conflict with or result in the breach of the terms, conditions or provision of any organizational documents of such Seller.
3. Representations and Warranties of Optionee. Optionee represents and warrants to Seller on the date hereof as follows:
3.1 Authorization, etc. Optionee has the power, competence, capacity and authority to execute and deliver this Agreement and to carry out the transactions contemplated hereby. This Agreement has been duly executed and delivered by Optionee. This Agreement constitutes a legal, valid and binding agreement of Optionee, assuming the due execution of the Agreement by Seller, enforceable against Optionee in accordance with its terms, except that (i) such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.
3.2 No Conflict. The execution of this Agreement and the consummation of the transactions contemplated hereby do not and will not (a) constitute a breach or default under any agreement or instrument to which Optionee is a party, (b) violate any order, writ, injunction or decree of any court, administrative agency or governmental body applicable to Optionee or (c) conflict with or result in the breach of the terms, conditions or provision of any organizational documents of Optionee.
3.3 Purchase for Investment, etc. Optionee
(a) is an “accredited investor” as such term is defined under Rule 501 under the Securities Act of 1933, as amended (the “Securities Act”);

(b) understands that ownership of the Optioned Securities involves substantial risk and, is capable of bearing the economic risks associated with the investment in the Optioned Securities;
(c) has performed its own due diligence in making the decision to invest in the Optioned Securities and has not relied on any statement, understanding, or representation of Sellers other than as expressly provided herein and understands that the Company is not a party to or bound by this Agreement;
(d) has reviewed the Company’s filings pursuant to the Securities Exchange Act of 1934, as amended, and related exhibits (including documents relating to the Company’s preferred stock) through the date of this Agreement; and
(e) upon exercise of the Option, is acquiring the Optioned Securities for his own account, for investment and not with a view to any “distribution” thereof within the meaning of the Securities Act, and has no present intention of selling, transferring, or otherwise distributing such securities.
4. Exclusivity/ Restriction. During the Option Term, Seller shall not sell, assign, convey or otherwise transfer to any third party, in whole or in part, the ownership of the Optioned Securities, pledge such shares, or grant any right on such shares to any third party.
5. Rights Prior to Exercise of Option. The Optionee shall not have any rights as a stockholder with respect to any of the Optioned Securities prior to the date on which the Optionee is recorded as the holder of such Optioned Securities on the records of the Company.
6. Legend. Upon exercise of the Option, the share certificate evidencing the Optioned Securities hereunder when delivered to Optionee shall be endorsed with only the following legend:
“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER SUCH ACT AND/OR APPLICABLE STATE SECURITIES LAWS, OR UNLESS THE CORPORATION HAS RECEIVED AN OPINION OF COUNSEL OR OTHER EVIDENCE, REASONABLY SATISFACTORY TO THE CORPORATION AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED.”
7. Further Assurances. Subject to the terms and conditions of this Agreement, each of the parties shall use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including providing information and using reasonable efforts to obtain all necessary or appropriate waivers, consents and approvals, and effecting all necessary registrations and filings. In case at any time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of the parties shall execute such further documents and shall take such further action as shall be necessary or desirable to carry out the purposes of this Agreement, in each case to the extent not inconsistent with applicable law.
8. Indemnification.
8.1 Indemnification by Optionee. Optionee agrees that he shall indemnify and hold harmless the Seller or any of the Seller’s agents, officers, employees, registered representatives, directors, or control persons who is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, from and against all claims, losses, liabilities and expenses (including, without limitation, reasonable attorney’s fees, judgments, fines and amounts paid in settlement), actually and reasonably incurred, arising out of or in connection with any breach of the representations and warranties made by Optionee to the Seller in this Agreement.

8.2 Indemnification by Seller. The Seller, jointly and severally, agree that they shall indemnify and hold harmless Optionee or any of Optionee’s heirs, assigns, affiliates, agents or legal representatives who is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, from and against all claims, losses, liabilities and expenses (including, without limitation, reasonable attorney’s fees, judgments, fines and amounts paid in settlement), actually and reasonably incurred, arising out of or in connection with any breach of the representations and warranties made by any Seller to Optionee in this Agreement.
9. Notice Addresses. Except as may be otherwise provided herein, any notice or other communication or delivery required or permitted hereunder shall (i) be in writing and shall be delivered personally, by registered mail (postage prepaid), by a nationally recognized overnight courier service, or facsimile transmission; (ii) be deemed given when so delivered personally, if mailed, five business days after being mailed by registered mail (return receipt requested and postage prepaid) to the recipient, one business day after being sent by overnight courier (receipt confirmation requested), or, if transmitted electronically or by facsimile, when received by the intended recipient and acknowledged to the sender and (iii) be delivered to the recipient at the following address:
If to Optionee:
Frank Antonacci
c/o KR Leasing
15 Mullen Road
Enfield, CT 06082
Facsimile:
If to Seller:
EFO Holdings, c/o Ballard Castleman
2828 Routh Street, Suite 500
Dallas, TX 75201
Facsimile: 214-849-9823
10. Miscellaneous.
10.1 The terms, covenants and provisions of this Agreement shall inure to the benefit of the parties, their successors and assigns, and shall be binding on the parties and their respective successors and assigns. Opionee may assign its rights under this Agreement without written consent from Seller so long as any assignees are “accredited investors” as defined in Rule 501 under the Securities Act. This Agreement is not intended to confer any third-party beneficiary rights upon any person.
10.2 This Agreement contains the entire understanding of the parties regarding its subject matter, and supersedes all prior negotiations, understandings and agreements of the parties with respect thereto.
10.3 This Agreement may not be amended except by written agreement signed by the parties.
10.4 The provisions of this Agreement are independent of and separable from each other, and no provisions shall be affected or rendered invalid or unenforceable by the invalidity or inability to enforce any other provisions.
10.5 No failure or delay by any party to this Agreement to exercise any right, remedy, power or privilege under this Agreement shall be a waiver thereof; nor shall any single or partial exercise of the same or of any other right, remedy, power or privilege with respect to any occurrence be construed as a waiver of any such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.
10.6 Except as otherwise herein provided, the rights and remedies provided herein shall be cumulative and not exclusive of any rights or remedies provided by applicable law.

10.7 Each party hereto shall be responsible for and pay its own legal, accounting and other professional fees and charges and all other costs and expenses incurred in connection with the transactions contemplated herein.
10.8 This Agreement shall be construed in accordance with and governed by the laws of the State of Ohio, without regard to the conflicts of laws and rules thereof.
10.9 Notwithstanding any provisions to the contrary in this Agreement, the right of Optionee to call for the delivery of the Optioned Securities upon exercise in exchange for the Purchase Price is unique, and accordingly, the parties agree that, in addition to any other remedies that may be available to Optionee in law or at equity, Optionee shall have the right to seek enforcement of Seller’s obligations to deliver the Optioned Securities by an action for specific performance or injunctive relief to the full extent permitted by law.
10.10 This Agreement may be executed in one or more counterparts, each of which shall be deemed an original.
[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

OPTIONEE
/s/ Frank Antonacci
Frank Antonacci

SELLER William P. & Heather H. Esping Children’s Trust

By:	/s/ Ballard O. Castleman
Ballard O. Castleman, Trustee

JEK Sep/Property, LP
By:	JEK Sep/Property Management, LLC, Its General Partner

By:	/s/ Jennifer E. Kirtland
Jennifer E. Kirtland, Manager

Eminence Interests, LP
By:	Eminence Genpar, Inc., Its General Partner

By:	/s/ Ballard O. Castleman
Ballard O. Castleman, President

JBJ Lending Company

By:	/s/ Ballard O. Castleman
Ballard O. Castleman, President